Exhibit 99.1

FOR IMMEDIATE RELEASE

                              Investor Contacts:      Press Contacts:
                              Pat Barry               Stacy Berns/Melissa Jaffin
                              CFO, Bluefly, Inc.      Berns Communications Group
                              212- 944-8000 ext. 239  212-994-4660
                              pat@bluefly.com

            BLUEFLY ADDS TWO INDUSTRY VETERANS TO BOARD OF DIRECTORS

New York, NY, February 22, 2005 - Bluefly, Inc. (NASDAQ SmallCap: BFLY), a leading online retailer of designer brands, fashion trends and superior value (www.bluefly.com), announced today that it has added two retail industry veterans to its Board of Directors.

Barry Erdos, who has been appointed the Chairman of Bluefly's Audit Committee, is the President and Chief Operating Officer of Build-a-Bear Workshop. Prior to joining Build-a-Bear, Mr. Erdos held positions as Chief Operating Officer and Chief Financial Officer of Ann Taylor, and as Chief Operating Officer of J. Crew.

Chris McCann, who has also been appointed to the Audit Committee, is one of the founders of 1-800-flowers, and currently serves as its President. Mr. McCann is on the Board of Directors of 1-800-flowers, and has been since that company's inception. Mr. McCann also serves on the Board of Directors of Neoware, Inc. and is a member of the Board of Trustees of Marist College.

Mr. Erdos and Mr. McCann replace Robert Stevens and Josephine Esquivel, both of whom have resigned from the company's board in conjunction with the new appointments.

"We are extremely excited to add candidates of such a high caliber to our Board," said Alan Kane, Bluefly's Chairman of the Board. "One of our goals for the past year has been to bring additional operating, financial and public company experience to our Board. Barry and Chris bring us this experience, and we believe that their addition will play a key role in the company's development. At the same time, we are thankful to Bob and Josie for their dedication and guidance over the past few years, and look forward to similar contributions from our new directors."

About Bluefly, Inc.

Founded in 1998, Bluefly, Inc. (NASDAQ SmallCap: BFLY) is a leading online retailer of designer brands, fashion trends and superior value. Bluefly is headquartered at 42 West 39th Street in New York City, in the heart of the Fashion District. For more information, please call 212-944-8000 or visit www.bluefly.com.